PRESS RELEASE

ELKCORP SAYS BMCA AGREES TO EXTEND EXPIRATION DATE OF
BINDING OFFER TO ACQUIRE ELKCORP

DALLAS, February 2, 2007 -- ElkCorp (NYSE:ELK), a leading manufacturer of roofing and building products, today announced that Building Materials Corporation of America (BMCA), and certain of its affiliates, have agreed to extend the expiration date of their irrevocable and binding offer to acquire ElkCorp to February 12, 2007, from the previously agreed expiration date of February 6, 2007. BMCA agreed to the extension at the request of the Dallas County Court pending a hearing on a shareholder plaintiff action that will now be heard on February 9, 2007.

As previously announced, BMCA has offered to enter into an agreement by which an affiliate of BMCA would acquire all of the outstanding common stock of ElkCorp at a price of $43.50 per share. This offer is conditioned upon ElkCorp terminating its existing merger agreement with affiliates of The Carlyle Group. As a result of BMCA’s offer, ElkCorp sent notice to Carlyle of ElkCorp’s intention to terminate the Carlyle agreement. ElkCorp now has the right to terminate that agreement upon payment of a $29 million termination fee to Carlyle, but in light of the shareholder plaintiff action, ElkCorp has agreed not to pay the termination fee or terminate its agreement with Carlyle pending the February 9, 2007 court hearing.

Until these matters are resolved, ElkCorp is unable to accept BMCA’s offer, and ElkCorp’s current merger agreement with Carlyle, for Carlyle to acquire all of the outstanding common stock of ElkCorp at a price of $42.00 per share in cash in a tender offer and second-step merger, remains in effect.

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About ElkCorp

ElkCorp, through its subsidiaries, manufactures Elk brand roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). www.elkcorp.com

CONTACTS:
Investors	Media
ElkCorp	Sard Verbinnen & Co.
Stephanie Elwood	Jim Barron or Chris Kittredge
(972) 851-0472	(212) 687-8080
or
MacKenzie Partners Inc.
Dan Burch or Bob Marese
(212) 929 5405

Forward Looking Statements. Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “contemplate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “look forward to” and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, litigation, an economic downturn or changes in the laws affecting our business in those markets in which we operate. There can be no assurance that the tender offer and second-step merger proposed by BMCA or any other transaction will be consummated, or if consummated, that it will increase shareholder value. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.

Additional Information and Where to Find It. In connection with the Carlyle tender offer, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"). In connection with the proposed merger with affiliates of The Carlyle Group, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by an affiliate of BMCA, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC and, if ElkCorp terminates its merger agreement with Carlyle and enters into a merger agreement with BMCA, ElkCorp expects to file amendments to this Schedule 14D-9. Investors and security holders are strongly advised to read these documents (when they become available in the case of those not yet available) because they contain or will contain important information about the tender offers and the proposed mergers. Free copies of materials which filed by ElkCorp will be available at the SEC’s web site at www.sec.gov, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472. ElkCorp and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of ElkCorp's participants in the solicitation is set forth in ElkCorp's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in proxy statements relating to any merger, if one is required to be filed, and in the solicitation/recommendation statements on Schedule 14D-9 when they become available.